UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 16, 2019

Date of Report (Date of Earliest Event Reported)

Sotheby’s

(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY	10021
(Address of principal executive offices)	(Zip Code)

(212) 606-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	BID	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 16, 2019, Sotheby’s (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Bidfair USA LLC, a Delaware limited liability company (“Parent”) and BidFair MergeRight Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are ultimately controlled by Patrick Drahi. Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving company in the Merger.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each share of common stock, $0.01 par value, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock owned by the Company or owned by any Subsidiary of the Company, Parent, Merger Sub, or any others subsidiaries or affiliate of Parent and shares of Common Stock owned by stockholders of the Company who have properly exercised and perfected and not withdrawn a demand for appraisal rights under Delaware law) will be converted into the right to receive $57.00 in cash, without interest (the “Merger Consideration”).

The Merger Agreement contains customary “no-shop” restrictions on the Company’s ability to solicit alternative transaction proposals from third parties and to provide non-public information to and engage in discussions or negotiations with third parties regarding alternative transaction proposals. Notwithstanding the limitations applicable under the “no-shop” restrictions, after the date of the Merger Agreement, and prior to obtaining the approval of the Merger Agreement by holders of a majority of the Company’s outstanding Common Stock, the Company may under certain circumstances provide non-public information to and participate in discussions or negotiations with third parties with respect to any unsolicited alternative transaction proposal that the Board has determined constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).

The consummation of the Merger is subject to various conditions, including, among others, customary conditions relating to (i) the adoption of the Merger Agreement by holders of a majority of the Company’s outstanding Common Stock, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as certain non-U.S. regulatory approvals, (iii) written determination from the Committee on Foreign Investment in the United States that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement, (iv) the absence of a legal restraint or injunction that prohibits or enjoins the consummation of the Merger or any other transactions contemplated under the Merger Agreement and (v) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement). The obligation of each party to consummate the Merger is also conditioned on the accuracy of the other party’s representations and warranties (subject to certain materiality exceptions) and the other party’s compliance, in all material respects, with its covenants and agreements under the Merger Agreement.

Parent and Merger Sub have secured committed financing, consisting of a combination of equity financing to be provided by NEXT ALT S.à r.l., an affiliate of Parent, and debt financing from BNP Paribas Securities Corp. and BNP Paribas, the aggregate proceeds of which Parent and Merger Sub have represented will be sufficient for Parent and Merger Sub to pay the aggregate Merger Consideration and other fees and expenses under the Merger Agreement. Parent and Merger Sub have agreed to use their respective commercially reasonable efforts to obtain the financing on the terms and conditions described in the debt commitment letter and the equity commitment letter, each entered into on June 16, 2019. In addition, an affiliate of Parent has provided the Company with a guaranty in favor of the Company, which guarantees the payment obligations of Parent’s affiliate under the equity commitment letter and certain payment obligations of Parent and Merger Sub under the Merger Agreement. The equity commitment letter provides that the Company has the right to rely on and enforce certain terms of the agreement. The Merger Agreement does not contain a financing condition.

The Merger Agreement provides for certain customary termination rights of the Company and Parent, including the right of either party to terminate the Merger Agreement if the Merger is not completed on or before December 13, 2019 (the “Outside Date”), provided that the Outside Date may, under certain circumstances, be extended up to an additional 90 days by either party. The Company may terminate the Merger Agreement, in certain circumstances, including to accept a Superior Proposal on the terms set forth in the Merger Agreement. The Merger Agreement also provides that (1) the Company will be required to pay Parent a termination fee of $110,860,000 million and/or reimburse Parent for up to $4 million of expenses in certain circumstances, including if the Company terminates the Merger Agreement to accept a Superior Proposal and (2) Parent will be required to pay the Company a termination fee of $221,710,000 million, in certain other circumstances due to Parent’s inability to obtain the debt financing.

The foregoing description of the Merger Agreement is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

A copy of the Merger Agreement has been included to provide investors with information regarding it terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, or their respective subsidiaries or affiliates. The representations, warranties, and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and may not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information will not necessarily be fully reflected in the Company’s public disclosures.

Item 8.01. Other Events.

Voting and Support Agreement

On June 16, 2019, concurrently with the execution of the Merger Agreement, Parent and Merger Sub entered into a Voting and Support Agreement (the “Voting Agreement”) with certain funds affiliated with Third Point LLC, Domenico De Sole, and Thomas S. Smith Jr., each a stockholder of the Company, pursuant to which such stockholders agreed, among other things, to vote their shares of Common Stock in favor of the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, and agreed to certain restrictions on their ability to take actions with respect to the Company and their shares of Common Stock. The Company is a third party beneficiary in respect of certain provisions contained therein. A copy of the Voting Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Joint Press Release

On June 17, 2019, the Company and BidFair USA LLC issued a joint press release announcing that they have entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, each as amended. Forward-looking statements provide current expectations of future events and include any statement that does not directly relate to any historical or current fact. Words such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” or other similar expressions may identify such forward-looking statements.

Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over which we have no control. These factors, risks and uncertainties include, but are not limited to, the following: (i) conditions to the completion of the proposed acquisition, including stockholder approval of the proposed acquisition, may not be satisfied or the regulatory approvals required for the proposed acquisition may not be obtained on the terms expected or on the anticipated schedule; (ii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the proposed acquisition; (iii) the effect of the announcement or pendency of the proposed acquisition on the Company’s business relationships, operating results, and business generally; (iv) risks that the proposed acquisition disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed acquisition; (v) risks related to diverting management’s attention from our ongoing business operations; (vi) potential litigation that may be instituted against the Company or its directors or officers related to the proposed acquisition or the merger agreement between the parties to the proposed acquisition; (vii) the amount of the costs, fees, expenses and other charges related to the proposed acquisition; and

(ix) such other factors as are set forth in the Company’s periodic public filings with the SEC, including, but not limited to, those described under the headings “Risk Factors” and “Forward Looking Statements” in its Form 10-K for the fiscal year ended December 31, 2018 and in its other filings made with the SEC from time to time, which are available via the SEC’s website at www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this communication with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed acquisition, the Company intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. Investors and Stockholders will be able to obtain copies of the proxy statement and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. The proxy statement is not currently available.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed acquisition. Information about the directors and executive officers of the Company is set forth in its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on March 29, 2019. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed acquisition when they become available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated June 16, 2019, by and among Sotheby’s, BidFair USA LLC and BidFair MergeRight Inc.

99.1	Voting and Support Agreement, dated June 16, 2019, by and among BidFair USA LLC, BidFair MergeRight Inc., Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Enhanced L.P., Domenico De Sole, and Thomas S. Smith, Jr.

99.2	Joint Press Release, dated June 17, 2019.

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any omitted schedules upon request by the U.S. Securities and Exchange Commission; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Sotheby’s has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY’S

By:	/s/ David G. Schwartz
David G. Schwartz
Senior Vice President,
Chief Securities Counsel and Corporate Secretary

Date: June 17, 2019